Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT is made and entered into effective as of April 15, 2018 (the “Effective Date”), by and among Reliant Bancorp, Inc., a Tennessee corporation (“Company”), Reliant Bank, a banking corporation organized under the laws of the State of Tennessee (“Bank”), and DeVan D. Ard, Jr., a resident of the State of Tennessee (“Executive”). Company, Bank, and Executive are sometimes referred to herein collectively as the “Parties,” and each is sometimes referred to herein individually as a “Party.”
R E C I T A L S
A.Executive is currently employed by Company and Bank as President and Chief Executive Officer of Company and Bank, pursuant to an Employment Agreement by and among Executive, Company, and Bank dated April 1, 2015 (the “2015 Agreement”).
B.The Parties desire to enter into this Agreement to set forth in writing the terms and conditions of Executive’s employment with Company and Bank, with this Agreement to supersede and replace the 2015 Agreement.
AGREEMENT
In consideration of the premises set forth above and the mutual agreements hereinafter set forth, effective as of the Effective Date, the Parties hereby agree as follows:
1.Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:
(a)    “Affiliate” shall mean, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity. For this purpose, “control” means ownership of more than 50% of the ordinary voting power of the outstanding equity securities of an entity.
(b)    “Agreement” shall mean this Employment Agreement together with any amendments hereto made in the manner described in this Agreement.
(c)    “Boards of Directors” shall mean, collectively, the board of directors of Company and the board of directors of Bank and, where appropriate, any committee or other designee thereof.
(d)    “Business of Employer” shall mean any business conducted by Company or Bank or any of their respective Affiliates, including the business of commercial, retail, and consumer banking.
(e)    “Cause” shall mean, in the context of the termination of this Agreement by Employer:
(i)    a material breach of the terms of this Agreement by Executive not cured by Executive within 10 business days after Executive’s receipt of Employer’s written notice thereof,

including without limitation failure by Executive to perform Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;
(ii)    any act by Executive of fraud against, misappropriation from, or dishonesty to Company or Bank or any Affiliate of Company or Bank;
(iii)    the conviction of Executive of, or Executive’s plea of guilty or nolo contendere to, a felony or any crime involving fraud or moral turpitude;
(iv)    conduct by Executive that amounts to willful misconduct, gross neglect, or a material failure to perform Executive’s duties and responsibilities hereunder, including prolonged absences without the consent of the Boards of Directors; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Executive who shall have 10 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Boards of Directors, susceptible to a cure;
(v)    the exhibition by Executive of a standard of behavior within the scope of or related to Executive’s employment that is in violation of any written policy, board committee charter, or code of ethics or business conduct (or similar code) of Company or Bank or any Affiliate of Company or Bank to which Executive is subject; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Executive who shall have 10 business days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Boards of Directors, susceptible to a cure;
(vi)    conduct or behavior by Executive, including without limitation conduct or behavior that is unethical and/or involves moral turpitude, that, in the reasonable opinion of the Boards of Directors, has harmed or could reasonably be expected to harm, in each case in any material respect, the business or reputation of Company or Bank;
(vii)    receipt of any form of written notice that any regulatory agency or authority having jurisdiction over Company or Bank or any Affiliate of Company or Bank has instituted any form of regulatory action against Executive; or
(viii)    Executive’s removal from office and/or permanent prohibition from participating in the conduct of Company’s or Bank’s affairs as a result of an order issued under Section 8(e) or Section 8(g) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(e) and (g)).
(f)    “Change in Control” shall mean:
(i)    a change in the ownership of Company or Bank within the meaning of Treasury Regulations § 1.409A-3(i)(5)(v);
(ii)    a change in the effective control of Company or Bank within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vi); or

(iii)    a change in the ownership of a substantial portion of Company’s or Bank’s assets within the meaning of Treasury Regulations § 1.409A-3(i)(5)(vii), substituting 80% for 40% under Treasury Regulations § 1.409A-3(i)(5)(vii)(A).
(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(h)    “Competing Business” shall mean any person (other than an Affiliate of Company or Bank) that is conducting any business that is the same or substantially the same as the Business of Employer.
(i)    “Confidential Information” shall include, without limitation, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, and client lists of Company or Bank or any Affiliate of Company or Bank, or relating to their respective businesses, or of any other person that has entrusted information to Company or Bank or any Affiliate of Company or Bank in confidence. The foregoing list is not exhaustive, and the term “Confidential Information” shall also include other information that is marked or otherwise identified as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and under the circumstances in which the information is known or used. The term “Confidential Information” shall include information developed by Executive in the course of Executive’s employment by Employer as if Employer furnished the same Confidential Information to Executive in the first instance. The term “Confidential Information” shall not include information that, through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf, is generally available to and known by the public at the time of disclosure to Executive or thereafter becomes generally available to and known by the public.
(j)    “Disability” shall mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(k)    “Employer” shall mean, collectively, Company and Bank.

(l)    “Good Reason” shall mean, in the context of the termination of this Agreement by Executive:
(i)    a material diminution in Executive’s authority, duties, or responsibilities as of the Effective Date which is not consented to by Executive in writing;
(ii)    a material diminution in Executive’s Annual Base Salary which is not consented to by Executive in writing;
(iii)    a change in the location of Executive’s primary office such that Executive is required to report regularly to an office located outside of a 75-mile radius from the location of Executive’s primary office as of the Effective Date, which change is not consented to by Executive in writing; or
(iv)    a material breach of the terms of this Agreement by Employer.
(m)    “IRS” shall mean the United States Internal Revenue Service.
(n)    “Post-Termination Period” shall mean a period of 12 months (subject to extension as set forth in Section 8(f)) following the effective date of the termination of Executive’s employment.
(o)    “Separation from Service” shall have the meaning set forth in, and whether Executive has experienced a Separation from Service shall be determined by Employer in accordance with, Treasury Regulations § 1.409A-1(h).
2.    Executive Duties.
(a)    Position; Reporting. Executive shall be employed as President and Chief Executive Officer of Company and Bank and shall perform and discharge faithfully the duties and responsibilities which may be assigned to Executive from time to time in connection with the conduct of the business of Employer. The duties and responsibilities of Executive shall be commensurate with those of individuals holding similar positions at other banks and financial or bank holding companies similarly organized. Executive shall report directly to the Boards of Directors.
(b)    Full-Time Status. In addition to the duties and responsibilities specifically assigned to Executive pursuant to Section 2(a) hereof, Executive shall:
(i)    subject to Section 2(c) hereof, during regular business hours, devote substantially all of Executive’s time, energy, attention, and skill to the performance of the duties and responsibilities of Executive’s employment (reasonable vacations, approved leaves of absence, and reasonable absences due to illness excepted) and faithfully and industriously perform such duties and responsibilities;

(ii)    diligently follow and implement all reasonable and lawful policies and decisions communicated to Executive by the Boards of Directors; and
(iii)    timely prepare and forward to the Boards of Directors all reports and accountings as may be reasonably requested of Executive.
(c)    Permitted Activities. Executive shall devote substantially all of Executive’s business time, attention, and energies to the Business of Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, provided that, as long as the following activities do not interfere with Executive’s obligations to Employer, this Section 2(c) shall not be construed as preventing Executive from:
(i)    investing Executive’s personal assets in any manner which will not require any services on the part of Executive in the operation or affairs of the subject entity and in which Executive’s participation is solely that of an investor, provided that such investment activity following the Effective Date shall not result in Executive owning beneficially at any time 2% or more of the equity securities of any Competing Business; or
(ii)    participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching, so long as any such activities do not interfere with the ability of Executive to effectively discharge Executive’s duties and responsibilities hereunder, provided that the board of directors of Company or the board of directors of Bank may direct Executive in writing to resign from any such organization and/or cease any such activities should the board of directors reasonably conclude that continued membership in such organization and/or activities of the type identified would not be in the best interests of Company or Bank.
3.    Term of Employment. The term of this Agreement shall commence on and as of the Effective Date and, unless this Agreement is sooner terminated in accordance with its terms, shall end on the date which is the second anniversary of the Effective Date; provided, however, that on each anniversary of the Effective Date the term of this Agreement will be automatically extended for an additional period of one year (such that the remaining term of this Agreement at the time of such extension will be two years) unless Employer, on the one hand, or Executive, on the other, gives the other Party written notice of its election to not permit the term of this Agreement to be so automatically extended at least 90 days prior to the applicable anniversary of the Effective Date. The term of this Agreement, as extended in accordance with the terms of this Section 3, is referred to herein as the “Term.”
4.    Compensation. Employer shall compensate Executive as follows during Executive’s period of employment, except as otherwise provided below:
(a)    Annual Base Salary. Executive shall be compensated at a base annual rate of $410,000 per year (the “Annual Base Salary”). Executive’s Annual Base Salary will be reviewed by the compensation committee of Company’s board of directors at least annually, in accordance with the compensation committee’s charter and any procedures adopted by the compensation committee, for adjustment based on an evaluation of Executive’s performance. Executive’s Annual Base Salary shall be payable in accordance with Employer’s normal payroll practices.
(b)    Annual Incentive Compensation.
(i)    Executive shall be eligible to receive such annual incentive compensation, if any, as may be determined by, and based on performance measures established by, the board of directors of Company (or its designee) consistent with the strategic plan of Company, pursuant to any incentive compensation program that may be adopted from time to time by the board of directors of Company (“Incentive Compensation”).
(ii)    Any Incentive Compensation earned shall be payable in cash not later than March 15th of the year following the year in which the Incentive Compensation is earned in accordance with Employer’s normal practices for the payment of short-term incentives. The payment of any Incentive Compensation shall be subject to and conditioned on Executive being employed by Employer on December 31st of the year in which the Incentive Compensation is earned, Executive’s employment with Employer having not been terminated by Employer for Cause prior to the payment of such Incentive Compensation, and any approvals or non-objections required from or by any regulatory authority having jurisdiction over Company or Bank, and it is understood by the Parties that it is contemplated that Executive may not be eligible to receive any such Incentive Compensation or other short-term incentive compensation if Company or Bank is subject to restrictions imposed on Company or Bank by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions, or any other regulatory authority, or if Company or Bank is otherwise restricted from making payment of such compensation under applicable law.
(c)    Automobile. Employer will provide Executive with an Employer-owned automobile reasonably satisfactory to Executive and Employer for use by Executive. Executive acknowledges that Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(c).
(d)    Club Dues. Employer will pay on Executive’s behalf the reasonable and customary monthly dues for membership at one Middle Tennessee golf/county club. Executive acknowledges that Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(d).
(e)    Business Expenses. Subject to the reimbursement policies of Employer in effect from time to time and consistent with the annual budget approved for the period during which an expense is incurred, Employer will reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder; provided, however, that, as a condition to any such reimbursement, Executive shall submit verification of the nature and amount of such expenses in accordance with said reimbursement policies. Executive acknowledges that Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 4(e).
(f)    Vacation. On a non-cumulative basis, Executive shall be entitled to 20 days paid vacation per calendar year, prorated for any partial calendar year of service. The provisions of this Section 4(f) shall apply notwithstanding any less generous vacation policy then maintained by Employer, but Executive’s use of such paid vacation shall otherwise be in accordance with Employer’s vacation policy as in effect from time to time.
(g)    Other Benefits. In addition to the benefits specifically described in this Agreement, Executive shall be entitled to such other benefits as may be available from time to time to similarly situated employees of Employer, including, by way of example only, retirement plan and health, dental, life, and disability insurance benefits. All such benefits shall be awarded and administered in accordance with the written terms of any applicable benefit plan or, if no written terms exist, Employer’s standard policies and practices relating to such benefits.
(h)    Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursement described in this Agreement must be incurred by Executive during the Term of this Agreement to be eligible for reimbursement. Any in-kind benefits provided by Employer must be provided during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of any in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement, nor in-kind benefits, shall be subject to liquidation or exchange for other benefits.
(i)    Claw Back of Compensation. Executive agrees to repay any compensation previously paid or otherwise made available to Executive that is subject to recovery under any applicable law, rule, or regulation (including any rule of any exchange or service on or through which any securities of the Company are listed or traded). Executive agrees to return or repay promptly any such compensation identified by Company or Bank. If Executive fails to return or repay any such compensation promptly, Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to Executive under this Agreement or otherwise. Executive acknowledges that Employer may take appropriate disciplinary action (up to, and including, termination of employment) if Executive fails to return or repay any such compensation. The provisions of this Section 4(i) shall be modified to the extent, and remain in effect for the period, required by applicable law, rule, or regulation.
5.    Termination of Employment.
(a)    Termination by Employer. During the Term, Executive’s employment may be terminated by Employer:

(i)    at any time for Cause, as determined by majority vote of either all members of the board of directors of Company or all members of the board of directors of Bank; or
(ii)    at any time without Cause (provided that Employer shall give Executive at least 30 days prior written notice of its intent to terminate), in which event Employer shall be required to (A) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit equal to one times Executive’s Annual Base Salary as of the date of termination, said benefit to be payable in equal installments over the course of the 12-month period immediately following termination in accordance with Employer’s normal payroll practices, and (B) if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), pay on behalf of Executive the monthly COBRA premium for such coverage for Executive and his dependents until the earliest of (x) the 12-month anniversary of the date of termination of Executive’s employment, (y) the date Executive is no longer eligible to receive COBRA continuation coverage, and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if payments under clause (B) of this Section 5(a)(ii) would cause Employer to violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform clause (B) of this Section 5(a)(ii) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the benefit provided for in clause (B) of this Section 5(a)(ii).
(b)    Termination by Executive. During the Term, Executive’s employment may be terminated by Executive:
(i)    at any time for Good Reason, provided that (A) before terminating his employment for Good Reason, (1) Executive shall give notice to Employer of the existence of Good Reason for termination, which notice must be given by Executive to Employer within 60 days of the initial existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination and (2) Employer shall have 30 days from the effective date of such notice to remedy the condition(s) giving rise to Good Reason for termination and (B) such termination must occur within 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination. In the event of the termination of Executive’s employment for Good Reason, Employer shall be required to (A) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit equal to (1) if termination is for Good Reason as defined in Section 1(l)(i) or Section 1(l)(iii), one times Executive’s Annual Base Salary as of the date of termination, said benefit to be payable in equal installments over the course of the 12-month period immediately following termination in accordance with Employer’s normal payroll practices, or (2) if termination is for Good Reason as defined in Section 1(l)(ii), one times Executive’s Annual Base Salary immediately prior to the diminution in Annual Base Salary giving rise to termination, said benefit to be payable in equal installments over the course of the 12-month period immediately following termination in accordance with Employer’s normal payroll practices, and (B) if Executive timely and properly elects health continuation coverage under COBRA, pay on behalf of Executive the monthly COBRA premium for such coverage for Executive and his dependents until the earliest of (x) the 12-month anniversary of the date of termination of Executive’s employment, (y) the date Executive is no longer eligible to receive COBRA continuation coverage, and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer (provided that, if Employer making payments under this clause (B) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this clause (B) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the benefit provided for in this clause (B)); or
(ii)    at any time without Good Reason (provided that Executive shall give Employer at least 60 days prior written notice of Executive’s intent to terminate).
(c)    Termination Upon Disability. During the Term, Executive’s employment may be terminated by Employer upon the Disability of Executive (provided that Employer shall give Executive at least 30 days prior written notice of its intent to terminate). For the avoidance of doubt, termination for Disability under this Section 5(c) shall not be considered termination without Cause.
(d)    Termination Upon Death. Executive’s employment shall terminate automatically upon the death of Executive. For the avoidance of doubt, termination of Executive’s employment upon the death of Executive under this Section 5(d) shall not be considered termination without Cause.
(e)    Termination by Mutual Agreement. During the Term, Executive’s employment may be terminated at any time by mutual written agreement of the Parties.
(f)    Effect of Termination; Resignation. Upon the termination of Executive’s employment, Employer shall have no further obligations to Executive or Executive’s estate, heirs, beneficiaries, executors, administrators, or legal or personal representatives with respect to this Agreement, except for the payment of any amounts earned and owing under Sections 4(a), 4(b), and 4(e) hereof as of the effective date of the termination of Executive’s employment and any payment(s) required by Section 5(a)(ii), Section 5(b)(i), or Section 6 of this Agreement. Further, upon the termination of Executive’s employment, if Executive is a member of the board of directors of Company or the board of directors of Bank, or the board of directors of any Affiliate of Company or Bank, Executive shall, at the request of Employer, resign from Executive’s position(s) on such boards, with any and all such resignations to be effective not later than the date on which Executive’s employment is terminated.
(g)    Non-Renewal of Agreement. For the avoidance of doubt, the Parties expressly acknowledge and agree that the election by a Party to not renew or extend this Agreement pursuant to Section 3 shall not give rise to any severance or other payment to Executive under this Agreement.
6.    Change in Control.
(a)    If, within 12 months following a Change in Control, Employer (or any successor of or to Employer) terminates Executive’s employment without Cause, Employer (or its successor) shall be required to (i) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit in an amount equal to two times Executive’s Annual Base Salary as of the date of termination, said benefit to be payable in equal installments over the course of the 24-month period immediately following termination in accordance with Employer’s (or its successor’s) normal payroll practices, and (ii) if Executive timely and properly elects health continuation coverage under COBRA, pay on behalf of Executive the monthly COBRA premium for such coverage for Executive and his dependents until the earliest of (x) the 18-month anniversary of the date of termination of Executive’s employment, (y) the date Executive is no longer eligible to receive COBRA continuation coverage, and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if payments under clause (ii) of this Section 6(a) would cause Employer to violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform clause (ii) of this Section 6(a) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the benefit provided for in clause (ii) of this Section 6(a).
(b)    If, within 12 months following a Change in Control, Executive terminates his employment with Employer (or its successor) for Good Reason (provided that (x) before terminating his employment for Good Reason, Executive shall give notice to Employer (or its successor) of the existence of Good Reason for termination, which notice must be given by Executive to Employer (or its successor) within 60 days of the initial existence of the condition(s) giving rise to Good Reason for termination and shall state with reasonable detail the condition(s) giving rise to Good Reason for termination, and Employer (or its successor) shall have 30 days from the effective date of such notice to remedy the condition(s) giving rise to Good Reason for termination and (y) such termination must occur within 12 months of the initial existence of the condition(s) giving rise to Good Reason for termination), Employer (or its successor) shall be required to (i) pay to Executive (or, in the event of Executive’s death, Executive’s estate, heirs, or designated beneficiaries, as the case may be) a severance benefit in an amount equal to (A) if termination is for Good Reason as defined in Section 1(l)(i) or Section 1(l)(iii), two times Executive’s Annual Base Salary as of the date of termination, said benefit to be payable in equal installments over the course of the 24-month period immediately following termination in accordance with Employer’s (or its successor’s) normal payroll practices, or (B) if termination is for Good Reason as defined in Section 1(l)(ii), two times Executive’s Annual Base Salary immediately prior to the diminution in Annual Base Salary giving rise to termination, said benefit to be payable in equal installments over the course of the 24-month period immediately following termination in accordance with Employer’s (or its successor’s) normal payroll practices, and (ii) if Executive timely and properly elects health continuation coverage under COBRA, pay on behalf of Executive the monthly COBRA premium for such coverage for Executive and his dependents until the earliest of (x) the 18-month anniversary of the date of termination of Executive’s employment, (y) the date Executive is no longer eligible to receive COBRA continuation coverage, and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer (provided that, if Employer making payments under this clause (ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA, or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the Parties agree to reform this clause (ii) in such manner as is necessary to comply with the ACA while, to the extent reasonably practicable, preserving the benefit provided for in this clause (ii)).
7.    Confidential Information.
(a)    Executive understands and acknowledges that, during the course of Executive’s employment with Employer, Executive will have access to and learn of and about Confidential Information. Executive acknowledges and agrees that all Confidential Information of Company or Bank or their respective Affiliates that Executive accesses, receives, learns of, or develops while Executive is employed by Employer shall be and will remain the sole and exclusive property of Company and Bank and their respective Affiliates.
(b)    Executive understands and acknowledges that Company and Bank and their respective Affiliates have invested, and continue to invest, substantial time, money, and specialized knowledge into developing their resources, creating a customer base, generating customer and potential customer lists, training their employees, and improving their offerings in the field of banking and financial services. Executive understands and acknowledges that, as a result of these efforts, Company and Bank and their respective Affiliates have created and continue to use and create Confidential Information, and that the Confidential Information provides Company and Bank and their respective Affiliates with a competitive advantage over others in the marketplace.
(c)    Executive covenants and agrees (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or in part, to any person whatsoever (including other employees of Company or Bank or their respective Affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of Company or Bank or their respective Affiliates, and, in any event, not to anyone outside of the direct employ of Company or Bank or their respective Affiliates except as required in the performance of Executive’s authorized employment duties to Employer or with the prior consent of the board of directors of Company or the board of directors of Bank in each instance (in which case such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Company or Bank or any of their respective Affiliates, except as required in the performance of Executive’s authorized employment duties to Employer or with the prior consent of the board of directors of Company and the board of directors of Bank in each instance (in which case such access, use, copying, or removal shall be only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law, rule, or regulation or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, rule, regulation, or order. Executive shall promptly provide written notice of any such order to the Boards of Directors.

(d)    Notwithstanding any other provision of this Agreement:
(i)    Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and
(ii)    If Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Executive may disclose trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets, except pursuant to court order.
(e)    Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence, or shall be deemed to have commenced, immediately upon Executive first having access to such Confidential Information (whether before or after the Effective Date) and shall continue during and after Executive’s employment by Employer until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or a breach by any person acting in concert with Executive or on Executive’s behalf.
(f)    At any time upon request by Employer, and in any event upon termination of Executive’s employment with Employer, Executive will promptly deliver to Employer all property of or belonging to Employer, including without limitation all Confidential Information, then in Executive’s possession or control.
8.    Non-Solicitation; New Financial Institution; Non-Disparagement.
(a)    Non-Solicitation of Customers. Executive agrees that, during the period of Executive’s employment by Employer hereunder and, in the event of the termination of Executive’s employment for any reason, for the duration of the Post-Termination Period, Executive will not directly or indirectly (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service of or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any business from any of Company’s or Bank’s customers or any customers of any Affiliate of Company or Bank, including prospective customers actively sought by Company or Bank or any Affiliate of Company or Bank with whom Executive has or had contact during the last two years of Executive’s employment with Employer, for purposes of selling, offering, or providing products or services that are competitive with those sold, offered, or provided by Company or Bank or any Affiliate of Company or Bank.
(b)    Non-Solicitation of Employees. Executive agrees that, during the period of Executive’s employment by Employer hereunder and, following the termination of Executive’s employment for any reason, for the duration of the Post-Termination Period, Executive will not directly or indirectly (except on behalf of or with the prior written consent of Employer), on Executive’s own behalf or in the service of or on behalf of others, solicit, recruit, or hire away, or attempt to solicit, recruit, or hire away, any employee of Company or Bank or any Affiliate of Company or Bank with whom Executive had contact during the last two years of Executive’s employment, regardless of whether such employee is a full-time, part-time, or temporary employee of Company or Bank or an Affiliate of Company or Bank or such employee’s employment is pursuant to a written agreement, for a determined period, or at will.
(c)    New Financial Institution. Executive agrees that, during the period of Executive’s employment by Employer hereunder and, following the termination of Executive’s employment for any reason, for the duration of the Post-Termination Period, Executive will not work for or with, consult for, or otherwise be affiliated with or be employed by any person or group of persons proposing to establish a new bank or other financial institution.
(d)    Non-Disparagement. Executive agrees that, both during the period of Executive’s employment by Employer hereunder and following the termination of Executive’s employment, Executive will not make any disparaging statements or remarks (written or oral) about Company or Bank or any Affiliate of Company or Bank or any of their respective officers, directors, employees, shareholders, agents, or representatives. Employer agrees that, following the termination of Executive’s employment, Employer will instruct its directors and senior executive officers to refrain from making any disparaging statements or remarks (written or oral) about Executive.
(e)    Modification. The Parties agree that the provisions of this Agreement represent a reasonable balancing of their respective interests and have attempted to limit the restrictions imposed on Executive to those necessary to protect Employer from inevitable disclosure of Confidential Information and/or unfair competition. The Parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time and an arbitrator, court, or other trier of fact determines that the scope of the restrictions contained in this Agreement is overbroad, then such arbitrator, court, or other trier of fact may modify the scope of the restrictions contained in this Agreement.
(f)    Tolling. Executive agrees that, in the event Executive breaches this Section 8, the Post-Termination Period shall be tolled during, and therefore extended by, the period of such breach.
(g)    Remedies. Executive agrees that the covenants contained in Section 7 and Section 8 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect the business, interests, and properties of Company and Bank and their respective Affiliates; and that irreparable loss and damage may be suffered by Employer should Executive breach any of such covenants. Therefore, Executive agrees and consents that, in addition to all other remedies provided by or available at law or in equity, Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated or threatened breach of any of the covenants contained in Section 7 or Section 8 of this Agreement and that, in such event, Employer shall not be required to post a bond. Employer and Executive agree that all remedies available to Employer shall be cumulative.
9.    Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law, rule, regulation, or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, such law, rule, regulation, or public policy.
10.    No Set-Off by Executive. The existence of any claim, demand, action, or cause of action by Executive against Company or Bank or any Affiliate of Company or Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of its rights under this Agreement.
11.    Notices. All notices, requests, waivers, and other communications required or permitted hereunder shall be in writing and shall be either personally delivered; sent by national overnight courier service, postage prepaid, next-business-day delivery guaranteed; or mailed by first class United States Mail, postage prepaid return receipt requested, to the recipient at the address below indicated:
If to Company or Bank:    If to Executive:

Reliant Bancorp, Inc.    DeVan D. Ard, Jr.
Reliant Bank    1508 Kimberleigh Court
1736 Carothers Parkway, Suite 100    Franklin, Tennessee 37069
Brentwood, Tennessee 37027
Attention: Board of Directors

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. All such notices, requests, waivers, and other communications shall be deemed to have been effectively given: (a) when personally delivered to the Party to be notified; (b) two business days after deposit with a national overnight courier service, postage prepaid, addressed to the Party to be notified as set forth above with next-business-day delivery guaranteed; or (c) four business days after deposit in the United States Mail, first class, postage prepaid with return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver, or other communication shall be effectively given upon receipt), and addressed to the Party to be notified as set forth above.

12.    Assignment. Each of Company and Bank may assign this Agreement and its rights hereunder, and may delegate is duties and obligations under this Agreement, in each case without the consent of Executive, in connection with the consummation of a Change in Control. This Agreement is a personal contract, and neither this Agreement nor the rights, interest, duties, or obligations of Executive hereunder may be assigned or delegated by Executive. Subject to the preceding provisions of this Section 12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
13.    Waiver. A waiver by a Party of any provision of this Agreement or of any breach of this Agreement by any other Party shall not be effective unless in a writing signed by the Party granting such waiver, and no waiver shall operate or be construed as a waiver of the same or any other provision or breach on any other occasion.
14.    Mediation. Except with respect to Section 7, Section 8, and Section 22 hereof and except as provided in Section 15 hereof, in the event of any dispute arising out of or relating to this Agreement or a breach hereof, which dispute cannot be settled through direct discussions between the Parties, the Parties agree to first endeavor to settle the dispute in an amicable manner by non-binding, confidential mediation before resorting to any other process for resolving the dispute.
15.    Applicable Law and Choice of Forum. This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Tennessee, without regard to or the application of principles of conflicts of laws. The Parties agree that any litigation, suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the United States District Court for the Middle District of Tennessee or the courts of the State of Tennessee sitting in Williamson County, Tennessee, and each Party irrevocably submits to the exclusive jurisdiction of and venue in such courts and waives any objection it might otherwise have to the jurisdiction of or venue in such courts.
16.    Interpretation. Words used herein importing any gender include all genders. Words used herein importing the singular shall include the plural and vice versa. When used herein, the terms “herein,” “hereunder,” “hereby,” “hereto,” and “hereof,” and any similar terms, refer to this Agreement. When used herein, the term “person” shall include an individual, a corporation, a limited liability company, a partnership, an association, a trust, and any other entity or organization, whether or not incorporated. Any captions, titles, or headings preceding the text of any section or subsection of this Agreement are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect.
17.    Entire Agreement.
(a)    This Agreement embodies the entire and final, integrated agreement of the Parties on the subject matter stated in this Agreement and supersedes all prior understandings and agreements (oral and written) of the Parties relating to the subject matter of this Agreement. No amendment or supplement to or modification of this Agreement shall be valid or binding upon any Party unless made in writing and signed by all Parties.
(b)    The 2015 Agreement is expressly terminated and superseded and replaced by this Agreement as of the Effective Date, and neither Executive nor Company or Bank shall have any further or continuing rights, duties, obligations, or liability under the 2015 Agreement.
18.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original manually signed copy of this Agreement.

19.    Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
20.    Legal Fees. In the event of any claim, action, suit, or proceeding arising out of or in any way relating to this Agreement, the prevailing Party or Parties shall be entitled to recover from the non-prevailing Party or Parties all reasonable fees, expenses, and disbursements, including without limitation reasonable attorneys’ fees and court costs, incurred by such prevailing Party or Parties in connection with such claim, action, suit, or proceeding, in addition to any other relief to which such prevailing Party or Parties may be entitled at law or in equity.
21.    Survival. The rights and obligations of the Parties under Sections 4(e), 4(i), 5(a)(ii), 5(b)(i), 5(f), 6, 7, 8, 14, 15, 20, 21, 23, 24, and 26 shall survive the expiration and/or termination of this Agreement and the termination of Executive’s employment hereunder for the periods expressly designated in such sections or, if no such period is designated, for the maximum period permissible under applicable law.
22.    Representations Regarding Restrictive Covenants and Other Agreements. Executive represents and warrants to Employer that (a) the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound and (b) Executive is not, and will not become, a party to or bound by (i) any employment, non-competition, non-solicitation, or confidentiality agreement with any other person or (ii) any other agreement which would prohibit or impair Executive from providing or performing for Employer the services contemplated by this Agreement.
23.    Section 409A. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to all benefits and payments provided under this Agreement by Employer to Executive:
(a)    The payment (or commencement of a series of payments) hereunder of any non-qualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall not commence until such time as Executive has also undergone a Separation from Service, at which time such non-qualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive as set forth in this Agreement as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate Separation from Service.
(b)    If Executive is a specified employee (as determined by Employer in accordance with Section 409A of the Code and Treasury Regulations § 1.409A-3(i)(2)) as of Executive’s Separation from Service with Employer, and if any payment, benefit, or entitlement provided for in this Agreement or otherwise both (i) constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting Executive to additional tax or interest (or both) under Section 409A of the Code, then any such payment, benefit, or entitlement that is payable during the first six months following the Separation from Service shall be paid or provided to Executive in a lump sum cash payment to be made on the earlier of (x) Executive’s death and (y) the first business day of the seventh month immediately following Executive’s Separation from Service.
(c)    Any payment or benefit paid or provided under this Agreement due to a Separation from Service that is exempt from Section 409A of the Code pursuant to Treasury Regulations § 1.409A-1(b)(9)(v) will be paid or provided to Executive only to the extent that expenses are not incurred or the benefits are not provided beyond the last day of Executive’s second taxable year following Executive’s taxable year in which the Separation from Service occurs, provided that Employer reimburses such expenses no later than the last day of the third taxable year following Executive’s taxable year in which Executive’s Separation from Service occurs.
(d)    It is the Parties’ intent that the payments, benefits, and entitlements to which Executive could become entitled in connection with Executive’s employment under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder, and, accordingly, this Agreement will be interpreted to be consistent with such intent. For purposes of the limitations on non-qualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code.
(e)    While the payments and benefits provided for hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall Company or Bank or their respective Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
(f)     No deferred compensation payments provided for under this Agreement shall be accelerated to Executive.
(g)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code be subject to offset by any other amount unless permitted by Section 409A of the Code.
24.    Tax Matters.
(a)    Withholding of Taxes. Employer may deduct and withhold from any amounts payable under this Agreement all federal, state, city, or other taxes Employer is required to deduct or withhold pursuant to applicable law, rule, regulation, or ruling.

(b)    Excise Tax.
(i)    In the event that any payments or benefits provided or to be provided by Company or Bank or their respective Affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code (or any successor provision thereto) and would, but for this Section 24(b), be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.
(ii)    The Covered Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
(iii)    If, notwithstanding any reductions described in this Section 24(b), the IRS determines that any Covered Payment constitutes an excess parachute payment (as defined by Section 280G(b) of the Code), then this Section 24(b) shall be reapplied based on the IRS’ determination and Executive shall be obligated to pay back to Employer, within 30 days after a final IRS determination or, in the event that Executive challenges the final IRS determination, a final judicial determination, the portion of the Covered Payment required to avoid imposition of the Excise Tax.
(iv)    Any determination required under this Section 24(b), including whether any payments or benefits are parachute payments, shall be made by Employer in its sole discretion. Executive shall provide Employer with such information and documents as Employer may reasonably request in order to make a determination under this Section 24(b). Employer’s determinations shall be final and binding on Employer and Executive.
25.    Regulatory Restrictions. The Parties expressly acknowledge and agree that (a) any and all payments contemplated by this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359, as such laws and regulations may be amended from time to time, and (b) the obligations of the Parties under this Agreement are generally subject to such conditions, restrictions, and limitations as may be imposed from time to time by applicable state and/or federal banking laws, rules, and regulations.
26.    Right to Contact. Executive acknowledges and agrees that Employer shall retain and have the right to contact any new or potential employer of Executive (or other business) and apprise such person of Executive’s responsibilities and obligations owed under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.
COMPANY:                    RELIANT BANCORP, INC.

/s/ James R. Kelley
James R. Kelley
    Secretary

BANK:                        RELIANT BANK

/s/ James R. Kelley
James R. Kelley
    Secretary

EXECUTIVE:

/s/ DeVan D. Ard, Jr. _____________________
DeVan D. Ard, Jr.